Exhibit 99.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(Translation)

            Securities Code: 6801

March 7, 2016

NOTICE OF THE 75TH ORDINARY GENERAL MEETING

OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued good offices.

You are hereby notified that the 75th Ordinary General Meeting of Shareholders of Toko, Inc. (the “Company”) will be held as described below, and you are cordially invited to attend the meeting.

Since voting rights can be exercised in writing, even if you are unable to attend the meeting, please review the attached Reference Document for the General Meeting of Shareholders set forth below and send to us by return mail the enclosed voting form indicating your approval or disapproval of the propositions no later than 5:15 p.m. (Japan time) on Monday, March 28, 2016.

Yours very truly,

Kiminori Yamauchi
President and Representative Director

Toko, Inc.
18 Oaza Gomigaya, Tsurugashima-shi, Saitama

Description

1.	Date and hour:

March 29 (Tuesday), 2016, 10:00 a.m.

2.	Place:

Korin-no-ma, 2F, Kawagoe Tobu Hotel

29-1, Wakitacho, Kawagoe-shi, Saitama

3.	Matters forming the objects of the meeting:

Matters to be reported:

1.	The business report, the consolidated financial statements and the audit results of the consolidated financial statements by the independent auditors and the Board of Corporate Auditors for the 75th fiscal year (from January 1, 2015 to December 31, 2015)

2.	The non-consolidated financial statements for the 75th fiscal year (from January 1, 2015 to December 31, 2015)

Matters to be resolved:

Proposition No. 1:	Appropriation of surpluses

Proposition No. 2:	Approval of the share exchange agreement between the Company and Murata Manufacturing Co., Ltd.

Proposition No. 3:	Election of five (5) Directors

Proposition No. 4:	Election of one (1) Corporate Auditor

4.	Matters determined upon the convocation of the meeting:

The following matters, which are described on the website of the Company (http://www.toko.co.jp/investors/jp/stockholder.html) on the Internet in accordance with laws and ordinances and Article 15 of the Articles of Incorporation of the Company, are not described in the attached documents to this notice of the general meeting of shareholders:

(1)	The following matters in the Reference Documents for the General Meeting of Shareholders:

•	The “Articles of Incorporation of Murata Manufacturing Co., Ltd.” and the “financial statements for its most recent fiscal year (ended March 31, 2015) of Murata Manufacturing Co., Ltd.” in Proposition No. 2

(2)	The following part of the Consolidated Financial Statements:

•	Notes to Consolidated Financial Statements

(3)	The following part of the Non-Consolidated Financial Statements:

•	Notes to Non-Consolidated Financial Statements

The Notes to Consolidated Financial Statements and the Notes to Non-Consolidated Financial Statements are parts of the Consolidated Financial Statements and the Non-Consolidated Financial Statements audited by the Corporate Auditors and the independent auditors in preparing their respective audit reports.

- END -

In attending the meeting, please submit the enclosed voting form to a receptionist at the place of the meeting.

In the event of the revision to any matters in the Reference Document for the General Meeting of Shareholders, the business report, the non-consolidated financial statements and the consolidated financial statements, it will be posted on the website of the Company (http://www.toko.co.jp/investors/jp/stockholder.html) on the Internet.

(Attached documents)

BUSINESS REPORT

(January 1, 2015 to December 31, 2015)

1.	Current state of the corporate group

(1)	Development and results of business activities:

In the fiscal year under review, the economy of the United States enjoyed continued growth in domestic demand while there was concern about a drop in crude oil prices and the appreciation of the dollar and is expected to remain on a slow recovery trend. In the Japanese economy, the favorable effects of decreased crude oil prices and the depreciation of the yen on private spending, capital investments and exports proved to be less than expected for the whole fiscal year. The European economy, which has remained concerned about the worsening problem of the influx of refugees and the situations in Greece, is expected to be back on course for slow recovery in private spending, specifically. The Chinese economy, which showed a slowdown in both exports and imports, is expected to be flagging in general.

In electronic devices industry where Toko Group (the “Group”) belongs, in the market for smartphones, while sales growth in the number of devices are decelerating, the utilization rate of smartphones among the entire feature phones and smartphones exceeded 50% in 2015. In addition, with higher functionality of smartphones, demand for smaller-sized and more efficient parts has increased. In the market for tablets, growth has become slower due to the market saturation and the rise of smartphones with larger displays. In the automobile market, sales have remained favorable in the United States as consumer purchasing sentiment runs higher due to long-term auto loans in low interest rates and decreased gas prices. In Europe, according to the statistics of the European Automobile Manufacturers’ Association, sales of new cars remained strong, registering increases for 27 consecutive months until November. In China, according to the statistics of the China Association of Automobile Manufacturers, sales of new cars recovered from a slowdown and has trended upward since October.

Under these circumstances, the Group has focused on the expansion of Metal Alloy Power Inductor DFEC series for the market for smartphones and tablets. The Group also has engaged in active sales expansion activities for its products, including high-reliability Metal Alloy Power Inductor DFEG/H series and antenna coils for LF reception and transmission in the market for car-mounted devices. As a result, net sales amounted to ¥38,348 million, an increase of 14.2% in comparison with the previous fiscal year.

(Note) Metal Alloy is the registered trademark of Toko, Inc.

With regard to profits and losses, on a consolidated basis, operating income, recurring income and net income amounted to ¥2,820 million (¥2,734 million for the previous fiscal year), ¥2,921 million (¥2,794 million for the previous fiscal year) and ¥4,223 million (¥2,543 million for the previous fiscal year), respectively.

Net sales by product segment were as follows. Effective from the fiscal year under review, the reported segments are reclassified and the figures in comparison with those for the previous fiscal year below are shown after making adjustments to the figures for the previous fiscal year according to such reclassification.

The segment of coil products principally consists of inductors and filters, mainly for the market for wireless communications equipment, market for automotive electronic components, market for information equipment and market for audiovisual equipment. Specifically, sales of Metal Alloy Power Inductor DFEC series for smartphones and antenna coils for LF reception and transmission in the market for car-mounted devices increased. As a result, net sales of this segment were ¥36,908 million, an increase of 18.1% in comparison with the previous fiscal year.

The segment of other products principally consists of dielectric filters, modules for digital radios, etc., mainly for the market for wireless communications equipment, market for automotive electronic components, market for information equipment and market for audiovisual equipment. Specifically, sales of modules for digital radios decreased. As a result, net sales of this segment were ¥1,439 million, a decrease of 38.0% in comparison with the previous fiscal year.

(2)	Investment in property, plant and equipment:

Investment in property, plant and equipment by the Group during the fiscal year under review totaled approximately ¥5,800 million, to expand DFEC series, develop next-generation Metal Alloy Power Inductor DFES series and invest in facilities for automotive coil products.

This investment was aimed mainly at the following facilities:

(Coil products)

Head office

Facilities to develop next-generation Metal Alloy Power Inductor DFES series

Viet Hoa Electronics Co., Ltd.

Improvement of the facilities to manufacture ultraminiature Metal Alloy Power Inductor DFEC series

Improvement of the facilities to manufacture next-generation Metal Alloy Power Inductor DFES series

(3) Finance:

Nothing to be reported.

(4)	Issues to be addressed:

<<Management policies>>

1.	Materialize a strong profit-earning structure that can flexibly respond to the environment;

2.	Promote the sharing and visualization of information based on fair and transparent management; and

3.	Place emphasis on technology and deepen “Technological Toko”.

The Group’s basic policy of management is to supply products most suitable to diversifying needs and contribute to the society by its creative technology and the development of products that are ahead of the time.

The Company has been gifted with “Technological Toko” DNA that allows every member to respect each other and create new values at all times. Through the DNA, all employees will always offer high-value added solutions from the perspective of its customers to adequately meet customer needs for greater sophistication and diversity. The Company will also remain sensitive to, and flexibly and swiftly respond to, rapid changes in the market to enhance its corporate value.

In order to continue to be an essential company for its customers and society as a whole, the Company values CSR activities and works to employ sound business practices. Simultaneously, the Company desires to contribute as much as it can to achieving a bright, prosperous future for all those who support the Company.

With regard to the issues to be addressed by the Company, the Company will focus on continuing to manufacture products that may contribute to its customers and exert its efforts for its customers. The Company will introduce high-value added, new products, looking one step ahead into the future, to the market in a rapid manner from the perspective of its customers to adequately meet customer needs for greater sophistication and diversity.

In the global market for smartphones, while sales growth in the number of devices are decelerating, demand for miniature, highly efficient parts is growing with higher functionality of smartphones, and is expected to continue to increase. In the automobile market, electronic components that may increase the safety, comfort and convenience of automobiles are expected to grow.

In response to such situations and markets, the Company will maintain its supply system, promote the automation of manufacturing processes and carry out thorough cost reductions, all in an effort to maintain and enhance profitability. The Company also will strengthen its marketing functions, and further sophisticate Toko’s core technology to develop new products that are more efficient, smaller and shorter and generate higher voltage and bring such products to the market ahead of its competitors, whereby reinforcing its market superiority to emerging competitors. Furthermore, the Company will ensure the qualities of its components for car-mounted devices to expand its business in the market for automotive electronic components other than those for car audiovisual equipment. In addition, by steadily promoting cooperation with Murata Manufacturing Co., Ltd., the Company will expand the scope of its business.

(5)	Property and income/loss:

Fiscal year Item	72nd January 1, 2012- December 31, 2012	73rd January 1, 2013- December 31, 2013	74th January 1, 2014- December 31, 2014	75th January 1, 2015- December 31, 2015 (the consolidated fiscal year under review)
Orders received (million yen)	27,163	33,078	34,678	37,301
Net sales (million yen)	26,829	32,700	33,574	38,348
Net income (million yen)	120	2,602	2,543	4,223
Net income per share (yen)	1.16	24.38	23.83	39.58
Total assets (million yen)	36,095	49,265	48,595	53,662
Net assets (million yen)	16,530	23,224	26,601	27,462

(Note)	Each figure is shown by discarding any fraction of a million yen.

(6)    State of major parent company and subsidiaries:

(i)    State of the parent company:

Name of Company	Number of shares of the Company held	Ratio of investment in the Company	Relationship
Murata Manufacturing Co., Ltd. (Japan)	68,101,995 shares	62.99%	Sale of coil products and subscription for convertible-bonds- type bonds with stock acquisition rights
(Note)	The ratio of investment in the Company is shown by calculating down to the third decimal place and thereafter rounding upward or downward to the nearest second decimal place, as the case may be.

(Personnel relationship)

The Company accepts the dispatch of interlocking officers and workers on loan from its parent company and its consolidated subsidiaries.

(ii)    State of major subsidiaries:

Name of Company	Capital stock	Ratio of voting rights of the Company (%)	Major business
Zhuhai TOKO Electronic Co., Ltd. (China)	HK$184,270 thousand	100.0	Manufacture of coil products
Shantou S.E.Z. Huajian Electronics Co., Ltd. (China)	HK$103,835 thousand	100.0 (71.4)	Manufacture of coil products
Hua Jiuh Technology Co., Ltd. (China)	US$19,100 thousand	100.0 (44.5)	Manufacture of coil products
TOKO Electronic Mfg. Co., Ltd. (Hong Kong)	HK$259,795 thousand	100.0	Manufacture of coil products; sale of coil and other products
Huacheng TOKO Electronics Co., Ltd. (Taiwan)	TWD 459,900 thousand	100.0	Sale of coil and other products
TOKO Singapore Pte. Ltd. (Singapore)	SGD500 thousand	100.0	Sale of coil and other products
TOKO Electronic (Sarawak) Sdn. Bhd. (Malaysia)	MYR76,000 thousand	100.0	Manufacture of coil products
Viet Hoa Electronics Co., Ltd. (Vietnam)	US$24,600 thousand	100.0 (33.2)	Manufacture of coil products

(Notes)	1.	Each figure is shown by discarding any fraction of the indicated unit and each ratio is shown by calculating down to the second decimal place and thereafter rounding upward or downward to the nearest first decimal place, as the case may be.
	2.	The numbers in the parentheses in the column of “ratio of voting rights of the Company” represent indirect holdings.

(iii)	Matters concerning transactions with the parent company:

1)	Matters to be considered not to damage the interests of the Company in entering into a transaction with the parent company:

When the Company enters into a transaction with the parent company, it determines the terms thereof by taking into consideration market prices, trading terms, etc., comprehensively as with transactions with other companies.

2)	Determination by the Board of Directors as to whether the relevant transaction will damage the interests of the Company or not and the reason therefor:

From the perspective of securing independence from the parent company, the Company negotiates with the parent company in an appropriate manner to ensure the rationality of the terms of the transaction, including the price, and its Board of Directors determines whether or not to enter into the transaction by paying regard to the opinions of its Outside Corporate Auditors.

(7)	Major businesses:

The business of the Group consists principally of the manufacture and sale of electric machinery and equipment. The principal products of each segment are as follows:

Business segment	Principal products
Coil products	Inductors, filters, etc.
Other products	dielectric filters, modules for digital radios, etc.

(8)	Main business offices and factories:

The Company	Head Office	Tsurugashima-shi, Saitama
Subsidiaries	Zhuhai TOKO Electronic Co., Ltd.	The People’s Republic of China
	Shantou S.E.Z. Huajian Electronics Co., Ltd.	The People’s Republic of China
	Hua Jiuh Technology Co., Ltd.	The People’s Republic of China
	TOKO Electronic Mfg. Co., Ltd.	Hong Kong
	Huacheng TOKO Electronics Co., Ltd.	Taiwan
	TOKO Singapore Pte. Ltd.	Singapore
	TOKO Electronic (Sarawak) Sdn. Bhd.	Malaysia
	Viet Hoa Electronics Co., Ltd.	Vietnam

(9)	State of employees:

(i)	Employees of the corporate group:

Business segment	Number of employees (persons)	Comparison with the end of the previous fiscal year (+ or -) (persons)
Coil products	9,627	+1,677
Other products	324	- 72
Group-wide (common)	696	- 8
Total	10,647	+1,597

(Note)	The above number of employees represents persons actually at work. The number of employees in the segment of coil products increased due principally to an increased number of employees in the production sites overseas.

(ii) Employees	of the Company:

Number of employees	Comparison with the end of the previous fiscal year (+ or -) (persons)	Average age (years)	Average length of service (years)
452	- 1	42.2	18.1

(Note)	The above number of employees excludes temporary workers, part-timers and employees who are temporarily sent to other companies.

(10)	Principal lenders:

(million yen)
Lender	Balance of borrowings
Mizuho Bank, Ltd.	4,350
Saitama Resona Bank, Limited	4,350
The Bank of Kyoto Ltd.	1,000

(Notes)	1.	Each figure is shown by discarding any fraction of the indicated unit.
	2.	The above borrowings include those of the overseas subsidiaries.

(11)	Other important matters concerning the current state of the Group:

By a tender offer for the shares of common stock of the Company by Murata Manufacturing Co., Ltd. (“Murata”), Murata came to hold a majority of the voting rights of the Company on March 26, 2014. As a result, Murata has become the parent company of the Company.

The Company, at the meeting of its Board of Directors held on January 29, 2016, adopted a resolution to carry out a share exchange in which Murata would become the sole parent company and the Company would become a wholly-owned subsidiary and entered into a share exchange agreement on the same day.

For detailed information, please refer to the notes on material subsequent events in the Notes to Consolidated Financial Statements and the notes on material subsequent events in the Notes to Non-Consolidated Financial Statements.

2.    Matters concerning the shares of the Company

(i)	Total number of shares authorized to be issued:	300,000,000 shares
(ii)	Total number of shares issued:	108,122,646 shares
(iii)	Number of shareholders:	8,564 persons
(iv)	Principal shareholders:

Name	Number of shares held (thousand shares)	Shareholding ratio (%)
Murata Manufacturing Co., Ltd.	68,101	63.83
Japan Trustee Services Bank, Ltd. (Trust account)	1,736	1.63
Goldman Sachs International	1,265	1.19
Japan Master Trust Bank of Japan, Ltd. (Trust account)	1,177	1.10
Masayoshi Yamauchi	1,138	1.07
Chase Manhattan Bank GTS Clients Account Escrow	657	0.62
Deutsche Bank AG London-PB Non-Treaty Clients 613	613	0.57
Japan Trustee Services Bank, Ltd. (Trust account 1)	528	0.49
Nomura PB Nominees Limited Omnibus-Margin (CASHPB)	494	0.46
Morgan Stanley MUFG Securities Co., Ltd.	490	0.46

(Notes)	1.	The Company, which holds 1,426,452 shares of treasury stock, is not included in the above-listed principal shareholders.
	2.	Each number of shares held is shown by discarding any fraction of the indicated unit and each shareholding ratio is shown by deducting shares of treasury stock of the Company and calculating down to the third decimal place and thereafter rounding upward or downward to the nearest second decimal place, as the case may be.

3.	Matters concerning stock acquisition rights, etc. of the Company

(1)	Stock acquisition rights, etc. held by the officers:

Nothing to be reported.

(2)	Stock acquisition rights, etc. delivered to the employees, etc. during the fiscal year under review:

Nothing to be reported.

(3)    Other important matters concerning stock acquisition rights, etc.:

The content of the stock acquisition rights attached to the ¥1,500 million 6th unsecured convertible-bonds-type bonds with stock acquisition rights of the Company issued on April 9, 2012 is as follows:

Number of stock acquisition rights	30 rights

Class of shares to be issued or transferred upon exercise of the stock acquisition rights	Shares of common stock

Number of shares to be issued or transferred upon exercise of the stock acquisition rights	Maximum whole number of shares obtained by dividing the aggregate of the paid-in amounts of the bonds related to the exercise of the rights by the conversion price

Issue price of the stock acquisition right	Free of charge

Conversion price	Initial price: ¥198 (The conversion price will be amended or adjusted in some specified conditions.)

Exercise period of the stock acquisition rights	April 9, 2013 to April 7, 2016

4. Matters	concerning Officers of the Company

(1)    Directors and Corporate Auditors:

Position in the Company	Name	Business in charge and important concurrent office

Representative Director and President	Kiminori Yamauchi

Director and Managing Executive Officer	Etsuo Hayakawa	General Manager of Business Division

Director and Managing Executive Officer	Toshikazu Sasaki	Deputy General Manager of Business Division

Director and Executive Officer	Yasunori Taguchi	General Manager of Administrative Division

Director	Yoshito Takemura	Director and Senior Vice President, Murata Manufacturing Co., Ltd.

Full-time Corporate Auditor	Motohiko Nakayama

Corporate Auditor	Eisaku Maruyama	Chairman and Representative Director, Dai-ichi Life Business Services Co., Ltd.

Corporate Auditor	Yosuke Onoda	Consultant, Seiwa Sogo Tatemono Co., Ltd.

(Notes)	1.	Director Yoshito Takemura is an Outside Director.
	2.	Corporate Auditors Motohiko Nakayama, Eisaku Maruyama and Yosuke Onoda are Outside Corporate Auditors.
	3.	Corporate Auditor Motohiko Nakayama, who has a long experience at the accounting division of Murata Manufacturing Co., Ltd., has a considerable knowledge in financing and accounting. Corporate Auditors Eisaku Maruyama and Yosuke Onoda, who have long experiences at financial institutions, have a considerable knowledge in financing and accounting.
	4.	The Company has registered Outside Corporate Auditor Eisaku Maruyama as an independent officer with the Tokyo Stock Exchange.

(2)	Total amount of remuneration, etc. for Directors and Corporate Auditors

Category	Number of recipients	Amount of payments
Director	8	¥189 million
(Outside Director)	(2)	(¥6 million)
Corporate Auditor	5	¥37 million
(Outside Corporate Auditor)	(5)	(¥37 million)

(Notes)	1.	The above-listed total amount of remuneration, etc. for Directors and Corporate Auditors includes the amount thereof for three Directors and two Corporate Auditors who retired during the fiscal year under review.
	2.	With regard to the maximum amounts of remuneration for officers adopted by resolution of the 73rd Ordinary General Meeting of Shareholders held on March 28, 2014, that for Directors is ¥240 million per annum and that for Corporate Auditors is ¥60 million per annum.
	3.	In addition to the above, in accordance with the resolution for the payments upon the abolition of the officers’ retirement gratuity plan adopted at the 66th Ordinary General Meeting of Shareholders held on June 28, 2007, retirement gratuities were paid to the Directors who retired during the fiscal year under review, as follows:
¥3 million for two Directors who retired as such
	4.	The amount of remuneration as officers received by the outside officers from the parent company of the Company and its subsidiaries is ¥31 million.
	5.	The amounts of remuneration for officers is determined within the maximum amounts of remuneration for officers approved by the General Meeting of Shareholders, by taking into consideration the levels set by other companies and other factors, as well as individual performances. The remuneration of Directors is determined by resolution of the Board of Directors upon deliberations at the Remuneration Advisory Committee. The remuneration of Corporate Auditors is determined upon consultation among the Corporate Auditors.

(3)	Outline of the content of liability limitation agreements:

In accordance with Article 427, paragraph 1 of the Companies Act of Japan, the Company has entered into a liability limitation agreement with each of the Outside Director and Outside Corporate Auditors to limit the amount of liability for any damage to the minimum liability amounts provided for in Article 425, paragraph 1 of said act.

(4)	Matters concerning Outside Directors and Outside Corporate Auditors:

(i)	Relationships between the Company and companies which they concurrently serve as officers:

Outside Director Yoshito Takemura concurrently serves as Director of its parent company Murata Manufacturing Co., Ltd. The Company sells coil products, principally, to the parent company.

Outside Corporate Auditor Eisaku Maruyama concurrently serves as Representative Director and Chairman of Dai-ichi Life Business Services Co., Ltd. and Outside Corporate Auditor Yosuke Onoda concurrently serves as Consultant of Seiwa Sogo Tatemono Co., Ltd. The Company has no special relationship with such companies.

(ii)	Major activities during the fiscal year under review:

Category	Name	Major activities
Director	Yoshito Takemura	He attended 20 of the 21 meetings of the Board of Directors held for the fiscal year under review and made questions and provided advice as appropriate with regard to propositions and other matters deliberated thereat.
Corporate Auditor	Motohiko Nakayama	He attended all of the 21 meetings of the Board of Directors held for the fiscal year under review and made questions and provided advice as appropriate with regard to propositions and other matters deliberated thereat. He also attended all of the 10 meetings of the Board of Corporate Auditors held for the fiscal year under review and exchanged opinions about the results of audit and discussed important matters on audits, among others.
Corporate Auditor	Eisaku Maruyama	He attended 18 of the 21 meetings of the Board of Directors held for the fiscal year under review and made questions and provided advice as appropriate with regard to propositions and other matters deliberated thereat. He also attended all of the 10 meetings of the Board of Corporate Auditors held for the fiscal year under review and exchanged opinions about the results of audit and discussed important matters on audits, among others.
Corporate Auditor	Yosuke Onoda	He attended 14 of the 15 meetings of the Board of Directors held for the fiscal year under review after he assumed office as Corporate Auditor and made questions and provided advice as appropriate with regard to propositions and other matters deliberated thereat. He also attended all of the eight meetings of the Board of Corporate Auditors held for the fiscal year under review after he assumed office as Corporate Auditor and exchanged opinions about the results of audit and discussed important matters on audits, among others.

5.	Matters concerning independent auditors

(1)	Name: Deloitte Touche Tohmatsu LLC

(2)	Amount of remuneration, etc.:

Category	Amount, etc.
Remuneration, etc., of the independent auditors for the fiscal year under review	¥41 million
Total amount of cash and other proprietary benefits payable to the independent auditors by the Company and its subsidiaries	¥41 million

(Notes)	1.	The Board of Corporate Auditors, by taking into consideration the audit plans, audit hours and remuneration rates submitted by the independent auditors, as well as the audit plans and the results thereof for the previous fiscal years, determined the amount of remuneration, etc. was appropriate and consented thereto.
	2.	The amount of remuneration, etc., for audits under the Companies Act of Japan and the amount of remuneration, etc., for audits under the Financial Instruments and Exchange Act of Japan are not separated in the audit agreement between the Company and the independent auditors and cannot actually be separated. Hence, the above-listed amount of remuneration, etc. includes both amounts.
	3.	Some subsidiaries of the Company are subject to audits by certified public accountants or audit firms other than the independent auditors of the Company.

(3)	Policy on the determination of dismissal or non-reappointment of the independent auditors:

The policy on the determination of dismissal or non-reappointment of the independent auditors is stipulated by the Board of Corporate Auditors as follows:

In the event that the independent auditors fall under any event of dismissal under the items of Article 340, paragraph 1 of the Companies Act and are found subject to dismissal, the Board of Corporate Auditors shall, upon unanimous consent of the Corporate Auditors, dismiss the independent auditors.

In the event that the Company finds it inadequate to continue to appoint the independent auditors and intends to submit a proposition for the dismissal or non-reappointment of the independent auditors to the General Meeting of Shareholders, the Board of Corporate Auditors shall determine the content of the proposition.

6.	Systems and policies of the Company

(1)	Systems to ensure that the Directors perform their duties in compliance with laws, ordinances and the Articles of Incorporation and the status of administration of the systems:

The systems to secure the propriety of business activities of the Company and its corporate group stipulated by its Board of Directors and the status of administration thereof during the fiscal year under review are summarized below:

(i)	Systems to ensure that the Directors and employees perform their duties in compliance with laws, ordinances and the Articles of Incorporation

•	The Company shall establish a Toko Group Charter of Conduct and Code of Conduct, as well as internal rules for compliance with law, and take steps to strengthen group-wide observance thereof.

•	The Company shall appoint Outside Directors and strengthen its functions of supervising the decision-making by its Board of Directors on the execution of business and performance by the Directors of their duties.

•	The Company shall institute a committee to evaluate the status of development of its internal control system and the status of administration thereof and continue its efforts to maintain and improve the internal control system.

•	The Company shall institute an operational audit division, which shall make operational audits of the status of business operations in accordance with its internal rules.

•	The Company shall institute an organ responsible for the promotion of corporate social responsibilities (CSR) and place under its control committees on compliance, risk management, environment, human rights and occupational safety and health to promote group-wide CSR management.

•	The Company shall institute contact points within and outside of the Company to receive direct reporting and consultations from its employees and other parties with regard to acts doubtful as to compliance with law and implement measures to prevent any harm to the reporters.

•	The Company shall have a fundamental policy of having no relation with any antisocial force and refusing any unjust claim in a forceful and resolute manner. The Company shall designate its general affairs division as a principal division in charge of dealing with antisocial forces and appoint an officer responsible for the prevention of unjust claims, as well as work closely with external agencies, including the police, to ensure the development of the system and information gathering.

Status of administration of the systems:

•	A Toko Group Charter of Conduct and Code of Conduct and internal rules for compliance with law have been established and steps have been taken to strengthen group-wide observance thereof.

•	The Company has appointed an Outside Director and strengthened its functions of supervising the decision-making by its Board of Directors on the execution of business and performance by the Directors of their duties.

•	The Company has instituted an Internal Control Committee and continued its efforts to maintain and improve the internal control system.

•	The operational audit division has formulated annual on-site audit plans and made various audits of the Company and its subsidiaries.

•	Under the control of the CSR Promotion Office, the Company has placed committees on compliance, risk management, environment, human rights and occupational safety and health to promote group-wide CSR management. During the fiscal year under review, such committees held 33 sessions related to CSR and various awareness activities, including e-learning, were provided.

•	The Company has instituted contact points within and outside of the Company to receive internal reporting and properly administered the system by specifying the protection of reporters in its internal rules, among others.

•	The Company has appointed an officer responsible for the prevention of unjust claims in its general affairs division and has had no relation with any antisocial force.

(ii)	Systems for the storage and management of information concerning the performance of the Directors’ duties

The Company shall, pursuant to laws and ordinances and its internal rules, record, store and manage information concerning the performance by the Directors of their duties and approvals in documents or electromagnetic media.

Status of administration of the systems:

The Company has instituted a new document management division and pursuant to laws and ordinances and its internal rules, provided for the handling of important documents to properly record, store and manage such documents.

(iii)	Regulations and other systems for management of risk of loss

•	Based on the principle of listing various risks that may occur in executing business activities and preventing such risks, and minimizing the loss if any risk event actually occurs, the Company shall institute internal rules.

•	Pursuant to the internal rules, the division in charge of each business operation shall be responsible for risk management.

•	The operational audit division shall, in making audits, audit the status of risk management by each division.

•	The Company shall institute a committee to promote the formulation of plans to respond in the event of emergency and the measures to be taken against serious risks.

Status of administration of the systems:

•	When any event that may have a material impact on the Company actually arises, it acts in accordance with its “Risk Management Rules”. To promote the formulation of plans to respond in the event of emergency and the measures to be taken against serious risks, the Company has instituted a Risk Management Committee, which revises the “Business Continuation Plan” and other internal rules and provides education and training. During the fiscal year under review, no event that might have a material impact on the Company occurred.

•	The operational audit division makes risk assessments by preliminary investigations and makes risk-based audits.

(iv)	Systems to ensure that the Directors perform their duties effectively

•	The Company shall formulate management policies. To execute the management policies, the Company shall institute medium-term management plans for the period of three fiscal years, as well as implementation plans for each fiscal year based on the medium-term management plans.

•	The Company shall make a clear distinction between the Board of Directors to make decisions on management policies and the execution of important business and Executive Officers to engage in the execution of business, including day-to-day operations, whereby strengthening the functions of supervision and the functions of execution of business and further enhancing the efficiencies of business operations.

•	To allow each division to make decisions efficiently in carrying out the implementation plans, the Company shall institute internal rules concerning the authorization powers.

•	To make a proper decision, all matters stipulated in the internal rules shall be approved after deliberations by the Directors, Executive Officers and relevant division(s) through the drafting and collective decision-making systems.

•	To ensure the smooth steering of the Board of Directors, sessions of the Executive Officers’ Committee comprised of the Representative Director and Executive Officers as an advisory organ to the Board of Directors shall be convened regularly.

•	The planning division of the head office shall keep track of the statuses of the development and materialization of the implementation plans.

•	The Company shall regularly report information on management to the Board of Directors, etc.

Status of administration of the systems:

•	The Company has formulated management policies. To execute the management policies, the Company has instituted a medium-term management plan for the period of three fiscal years, as well as implementation plans for each fiscal year based on the medium-term management plan.

•	During the fiscal year under review, the Company held 21 meetings of the Board of Directors, which determined important matters concerning the management policies and management strategies and supervised the performance of each Director of his duties. In addition, to ensure the smooth steering of the Board of Directors, 25 sessions of the Executive Officers’ Committee comprised of the Representative Director and Executive Officers as an advisory organ to the Board of Directors were convened, whereby enhancing the efficiencies of business operations.

•	The Company has established a document management division, which is responsible for establishing important rules, including those concerning the authorization powers.

•	To make a proper decision, all matters stipulated in the internal rules are approved after deliberations by the Directors, Executive Officers and relevant division(s) through the drafting and collective decision-making systems.

•	The planning division of the head office keeps track of the statuses of the development and materialization of the implementation plans formulated in each fiscal year.

(v)	Systems to secure the propriety of business activities of the corporate group composed of the Company and its parent company

•	The Company shall endeavor to establish a internal control system, independently of its parent company but shall exchange information and cooperate with the parent company in an appropriate manner basis from time to time.

•	With regard to any transaction with the parent company, the Company shall take into consideration market prices, trading terms, etc., comprehensively as with transactions with third parties.

Status of administration of the systems:

•	To fulfill social responsibilities as a corporate group, the Company shares information with the parent company while maintaining the independence of its business management.

•	With regard to any transaction with the parent company, from the perspective of securing independence from the parent company, the Company negotiates with the parent company in an appropriate manner to ensure the rationality of the terms of the transaction, including the price, and its Board of Directors determines whether or not to enter into the transaction by paying regard to the opinions of its Outside Corporate Auditors.

(vi)	Systems to secure the propriety of business activities of the corporate group composed of the Company and its subsidiaries

•	A Toko Group Charter of Conduct and Code of Conduct and internal rules for compliance with law shall be established and steps shall be taken to strengthen group-wide observance thereof.

•	Each subsidiary shall periodically report the status of its operations, etc. to the Company.

•	The Company and each subsidiary shall respectively manage the risks to the entire Toko Group and each subsidiary in accordance with their respective internal rules.

•	In the event that any subsidiary determines an important managerial matter, it shall consult with or report to the Company in advance in accordance with its internal rules.

•	To allow each subsidiary to make decisions efficiently, it shall institute internal rules concerning the authorization powers.

•	The operational audit division shall make operational audits of business operations and others of the Toko Group.

Status of administration of the systems:

•	A Toko Group Charter of Conduct and Code of Conduct and internal rules for compliance with law have been established and steps have been taken to strengthen group-wide observance thereof.

•	The Company requires each subsidiary to report the status of its operations, etc. in monthly reports and at business results reporting meetings and submit the minutes of meetings of its board of directors held in accordance with its Articles of incorporation.

•	When any event that may have a material impact on the risks to the entire Toko Group and each subsidiary actually arises, the Company and each subsidiary act in accordance with the “Risk Management Rules”. During the fiscal year under review, any event that might have a material impact on each subsidiary did not actually arise.

•	In the event that any subsidiary determines an important managerial matter, it consults with or reports to the Company in advance in accordance with its internal rules.

•	To allow each subsidiary to make decisions efficiently, it has instituted internal rules concerning the authorization powers.

•	The operational audit division made operational audits of four of its subsidiaries during the fiscal year under review.

(vii)	Matters concerning the employees assisting the Corporate Auditors to perform their duties when the Corporate Auditors request the assignment thereof, the matters concerning the independence of such employees from the Directors and the matters concerning the securing of effectiveness of directions of the Corporate Auditors to such employees

•	The Company shall assign its employees as Corporate Auditors’ staffs to assist the Corporate Auditors to perform their duties, who shall act as a secretariat to the Board of Corporate Auditors.

•	When such Corporate Auditors’ staffs are to be transferred, the Company shall report their transfer to the Corporate Auditors for approval thereof.

•	Corporate Auditors’ staffs shall not be subject to instructions or orders from the Directors.

Status of administration of the systems:

•	The office of Corporate Auditors’ staffs is concurrently held by the legal affairs division, which assists the Corporate Auditors to perform their duties. The operational audit division, in close cooperation with the Corporate Auditors, assists the Corporate Auditors to perform their duties. Corporate Auditors’ staffs are not subject to instructions or orders from the Directors in performing their duties.

•	The transfer of any Corporate Auditors’ staff is a matter to be discussed with the Corporate Auditors. During the fiscal year under review, no Corporate Auditors’ staff was transferred.

(viii)	System for reports by the Directors, employees, etc. of the Company and its subsidiaries to the Corporate Auditors, systems for other reports to the Corporate Auditors and a system to ensure the prevention of unfair treatment because of such reporting

•	The Directors, Executive Officers, employees, etc. shall report the following matters to the Corporate Auditors:

1)	Minutes and materials of important meetings, authorization documents, monthly reports, etc. of the Toko Group;

2)	Matters that may inflict damage on the Toko Group;

3)	The fact that with regard to the performance by the Directors, Executive Officers and employees of the Toko Group of their duties, misconduct or a material fact of violation of laws or ordinances or the Articles of Incorporation occurs or may occur; and

4)	Status of the use of the contact points for reporting and the details of the reports.

•	The Company shall ensure that any person who files a report with the Corporate Auditors will not be treated unfairly because of such report.

Status of administration of the systems:

•	The Directors, etc. report to the Corporate Auditors important matters that may have impacts on the management and operating results at the sessions of the Executive Officers’ Committee and other important meetings and provide information necessary for the audits, including authorization documents and monthly reports from time to time.

•	When any event that may have a material impact on the Company actually arises or may arise, such event is reported promptly to the Corporate Auditors.

•	During the fiscal year under review, no misconduct or a material fact of violation of laws or ordinances or the Articles of Incorporation occurred and no report was filed with the contact points for internal reporting. The protection of reporters is clearly stipulated in the internal rules.

(ix)	Other systems to ensure that the Corporate Auditors perform their audits effectively

•	To allow the Corporate Auditors to perform their audits effectively, the Directors shall ensure that the Corporate Auditors regularly exchange information and opinions with the Representative Director, the independent auditors and the internal audit division and create an environment for their close cooperation.

•	The Directors, Executive Officers and employees shall cooperate with the Corporate Auditors to allow them to make efficient audits in accordance with the audit plans formulated by the Board of Corporate Auditors.

•	All expenses incurred by the Corporate Auditors in performing their duties, as well as other expenses to engage attorneys, certified public accountants and other third-party advisors to support them to perform their duties, shall be borne by the Company.

Status of administration of the systems:

•	The Corporate Auditors have a meeting with the Representative Director, four meetings with the independent auditors and ten meetings with the internal audit division each month to share a broad range of information.

•	All expenses necessary for the Corporate Auditors to make audits of the Company and its subsidiaries, expenses necessary for them to receive training and other expenses necessary for them in performing their duties are borne by the Company.

(2)	Fundamental policy on corporate control:

The Company recognizes that to maximize its corporate value, it is necessary to prevent any hostile acquisition that may materially injure the common interests of its shareholders or its corporate value and carry out stable management in a medium- and long-term basis.

The Company has adopted no takeover defense measure. However, in the event of any attempt to purchase its shares on a large scale, the Company will request the purchaser to provide necessary and sufficient information and endeavor to ensure the disclosure of appropriate information and allow enough time for the shareholders to consider. The Company also will implement adequate measures to the extent allowable under the Financial Instruments and Exchange Act, the Companies Act and other related laws and ordinances of Japan.

CONSOLIDATED BALANCE SHEET

(As of December 31, 2015)

(millions of yen)

ASSETS:
Current assets:	29,024
Cash and deposits	10,459
Notes and accounts receivable-trade	7,027
Merchandise and finished goods	5,829
Work in process	598
Raw materials and supplies	2,259
Deferred tax assets	488
Other	2,372
Allowance for doubtful accounts	(11)
Fixed assets:	24,637
Property, plant and equipment:	22,291
Buildings and structures	11,376
Machinery, equipment and motor vehicles	39,074
Tools, furniture and fixtures	5,751
Land	987
Lease assets	411
Construction in progress	1,431
Accumulated depreciation and accumulated impairment losses	(36,743)
Intangible fixed assets:	353
Software	175
Other	177
Investments and other assets:	1,993
Investment securities	1,298
Deferred tax assets	167
Other	527
TOTAL ASSETS	53,662

(millions of yen)

LIABILITIES:
Current liabilities:	17,548
Notes and accounts payable-trade	4,528
Short-term bank loans	7,560
Lease obligations	38
Income taxes payable	335
Deferred tax liabilities	32
Accrued bonuses	502
Accounts payable for facilities	458
Current portion of convertible-bonds-type bonds with stock acquisition rights	1,500
Other	2,592
Long-term liabilities:	8,650
Long-term bank loans	3,900
Lease obligations	0
Deferred tax liabilities	365
Net defined benefit liability	4,365
Liabilities for directors’ and corporate auditors’ retirement benefits	19
TOTAL LIABILITIES	26,199
EQUITY:
Shareholders’ equity:	27,432
Common stock	17,446
Capital surplus	3,803
Retained earnings	6,659
Treasury stock	(476)
Accumulated other comprehensive income:	27
Unrealized gain on available-for-sale securities	481
Foreign currency translation adjustments	156
Remeasurements of benefit plans	(610)
Minority interests:	2
TOTAL EQUITY	27,462
TOTAL LIABILITIES AND EQUITY	53,662

(Note) All figures are shown by discarding any fractions of the relevant units.

CONSOLIDATED STATEMENT OF INCOME

(from January 1, 2015 to December 31, 2015)

(millions of yen)

Net sales		38,348
Cost of sales		26,658

Gross profit		11,689
Selling, general and administrative expenses		8,868

Operating income		2,820
Non-operating income:
Interest income	23
Dividend income	29
Foreign exchange gains	134
Reversal of allowance for losses on business transfer	89
Other	78	355

Non-operating expenses:
Interest expense	121
Compensation expenses	62
Other	71	255

Recurring income		2,921
Extraordinary income:
Gain on sales of fixed assets	2
Gain on negative goodwill	53
Gain on sales of investment securities	23
Gain on sales of sales rights	2,363	2,443

Extraordinary loss:
Impairment loss on fixed assets	280
Restructuring expenses	460
Other	8	749

Income before income taxes and minority interests		4,614
Income taxes – current	625
Income taxes – deferred	(234)	391

Net income before minority interests		4,223
Minority interests in net income		0

Net income		4,223

(Note) All figures are shown by discarding any fractions of the relevant units.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(from January 1, 2015 to December 31, 2015)

(millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of January 1, 2015	17,446	3,803	4,532	(471)	25,310
Cumulative effect of change in accounting policy			(1,775)		(1,775)
Balance as of January 1, 2015 (As restated)	17,446	3,803	2,756	(471)	23,534
Changes of items during the fiscal year
Cash dividends			(320)		(320)
Net income			4,223		4,223
Acquisition of treasury stock				(5)	(5)
Net changes of items other than shareholders’ equity
Total changes of items during the fiscal year	—	—	3,903	(5)	3,897
Balance as of December 31, 2015	17,446	3,803	6,659	(476)	27,432

	Accumulated other comprehensive income				Minority interests	Total equity
	Unrealized gain on available- for-sale securities	Foreign currency translation adjustments	Remeasure- ments of benefit plans	Total accumulated other comprehen- sive income (loss)
Balance as of January 1, 2015	365	1,309	(682)	993	298	26,601
Cumulative effect of changes in accounting policy						(1,775)
Balance as of January 1, 2015 (As restated)	365	1,309	(682)	993	298	24,825
Changes of items during the fiscal year
Cash dividends						(320)
Net income						4,223
Acquisition of treasury stock						(5)
Net changes of items other than shareholders’ equity	116	(1,153)	72	(965)	(295)	(1,260)
Total changes of items during the fiscal year	116	(1,153)	72	(965)	(295)	2,637
Balance as of December 31, 2015	481	156	(610)	27	2	27,462

(Note) All figures are shown by discarding any fractions of the relevant units.

NON-CONSOLIDATED BALANCE SHEET

(As of December 31, 2015)

(millions of yen)

ASSETS:
Current assets:	22,426
Cash and deposits	4,569
Notes receivable-trade	127
Accounts receivable-trade	7,295
Merchandise and finished goods	2,202
Work in process	2
Raw materials and supplies	217
Deferred tax assets	371
Prepaid expenses	65
Short-term loans receivable from associated companies	6,502
Other accounts receivable	954
Others	117
Fixed assets:	31,137
Property, plant and equipment:	4,893
Buildings	1,198
Structures	26
Machinery and equipment	1,019
Motor vehicles	1
Tools, furniture and fixtures	277
Land	867
Lease assets	128
Construction in progress	1,373
Intangible fixed assets:	171
Software	169
Rights of use of water utilities	1
Investments and other assets:	26,072
Investment securities	1,293
Investment in associated companies’ stock	20,379
Long-term loans receivable from associated companies	4,188
Long-term prepaid expenses	8
Deferred tax assets	179
Other	93
Allowance for loss on investment in associated companies	(70)
TOTAL ASSETS	53,564

(millions of yen)

LIABILITIES:
Current liabilities:	19,389
Notes payable-trade	1,741
Accounts payable-trade	3,772
Short-term bank loans	8,555
Current portion of long-term bank loans	2,060
Lease obligations	38
Accounts payable-other	516
Accrued expenses	350
Income taxes payable	149
Deposit received	109
Accrued bonuses	104
Current portion of convertible-bonds-type bonds with stock acquisition rights	1,500
Other	492
Long-term liabilities:	7,346
Long-term bank loans	3,900
Lease obligations	0
Allowance for retirement benefits	3,446
TOTAL LIABILITIES	26,736
EQUITY
Shareholders’ equity	26,345
Common stock	17,446
Capital surplus:	3,803
Capital surplus reserve	3,803
Retained earnings:	5,573
Earned surplus reserve	64
Other retained earnings	5,508
Retained earnings brought forward	5,508
Treasury stock	(476)
Valuation and translation adjustments:	481
Unrealized gain on available-for-sale securities	481
TOTAL EQUITY	26,827
TOTAL LIABILITIES AND EQUITY	53,564

(Note) All figures are shown by discarding any fractions of the relevant units.

NON-CONSOLIDATED STATEMENT OF INCOME

(from January 1, 2015 to December 31, 2015)

(millions of yen)

Net sales		37,655
Cost of sales		30,371

Gross profit		7,284
Selling, general and administrative expenses		6,320

Operating income		963
Non-operating income:
Interest income	126
Dividend income	878
Compensation received	0
Reversal of allowance for losses on business transfer	89
Other	16	1,111

Non-operating expenses:
Interest expense	137
Compensation expenses	62
Foreign exchange losses	119
Foreign withholding taxes	5
Other	44	368

Recurring income		1,705
Extraordinary income:
Gain on sales of fixed assets	7
Gain on sales of investment securities	23
Gain on sales of sales rights	2,363	2,395

Extraordinary loss:
Valuation loss of shares in subsidiaries	87
Impairment loss on fixed assets	94
Restructuring expenses	189
Other	4	375

Income before income taxes		3,725
Income taxes - current	289
Income taxes - deferred	(231)	57

Net income		3,668

(Note) All figures are shown by discarding any fractions of the relevant units.

NON-CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(from January 1, 2015 to December 31, 2015)

(millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus		Retain earnings
		Capital reserve	Total capital surplus	Earned surplus reserve	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance as of January 1, 2015	17,446	3,803	3,803	32	3,968	4,000
Cumulative effect of change in accounting policy					(1,775)	(1,775)
Balance as of January 1, 2015 (As restated)	17,446	3,803	3,803	32	2,192	2,224
Changes of items during the fiscal year
Reserve for retained earnings at the end of the fiscal year				32	(32)	-
Cash dividends					(320)	(320)
Net income					3,668	3,668
Acquisition of treasury stock
Net changes of items other than shareholders’ equity
Total changes of items during the fiscal year	-	-	-	32	3,316	3,348
Balance as of December 31, 2015	17,446	3,803	3,803	64	5,508	5,573

	Shareholders’ equity		Valuation and translation adjustments		Total equity
	Treasury stock	Total shareholders’ equity	Unrealized gain on available-for- sale securities	Total valuation and translation adjustments
Balance as of January 1, 2015	(471)	24,778	365	365	25,144
Cumulative effect of change in accounting policy		(1,775)			(1,775)
Balance as of January 1, 2015 (As restated)	(471)	23,002	365	365	23,368
Changes of items during the fiscal year
Reserve for retained earnings at the end of the fiscal year		-			-
Cash dividends		(320)			(320)
Net income		3,668			3,668
Acquisition of treasury stock	(5)	(5)			(5)
Net changes of items other than shareholders’ equity			116	116	116
Total changes of items during the fiscal year	(5)	3,342	116	116	3,459
Balance as of December 31, 2015	(476)	26,345	481	481	26,827

(Note)	All figures are shown by discarding any fractions of the relevant units.

Copy of Independent Auditors’ Report on Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

February 18, 2016

To:	The Board of Directors
Toko, Inc.

Deloitte Touche Tohmatsu LLC

By	Taizo Ando (seal)
Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant

By	Seibei Kyoshima (seal)
Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant

In accordance with the provision of Article 444, paragraph 4 of the Companies Act of Japan, this firm has audited the consolidated financial statements, or the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in equity and the notes to consolidated financial statements of Toko, Inc. (the “Company”), covering the consolidated fiscal year from January 1, 2015 to December 31, 2015.

Management’s Responsibility for Consolidated Financial Statements

The responsibility of the Company’s management is to prepare and present properly these consolidated financial statements in accordance with corporate accounting standards generally accepted in Japan. This includes maintaining and improving internal control considered necessary by management to prepare and present properly these consolidated financial statements free of material misstatement by fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements from an independent standpoint, based on our audit conducted. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require us to formulate an audit plan and conduct an audit based thereon to obtain reasonable assurance about whether these consolidated financial statements are free of material misstatement.

In an audit, procedures are taken to obtain audit evidence as to the amounts and disclosures in consolidated financial statements. Audit procedures, on our own judgment, are selected and applied based on our risk assessment of material misstatement in the consolidated financial statements by fraud or error. An audit is not contemplated to express an opinion on the effectiveness of internal control. However, in assessing risk, we assess internal control related to the preparation and proper presentation of these consolidated financial statements to form a plan for adequate audit procedures according to conditions. An audit also includes assessing the accounting policies and methods of application thereof employed by management and estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

We believe that our audit provides sufficient and appropriate audit evidence forming a basis for our opinion.

Auditors’ Opinion

This firm is of the opinion that the abovementioned consolidated financial statements present fairly the state of the property and profit and loss of the corporate group consisting of Toko, Inc. and its consolidated subsidiaries for the period related to the consolidated financial statements in all material respects in conformity with the corporate accounting standards generally accepted in Japan.

Emphasis of Matter

As discussed in the “material subsequent events”, the Company, at the meeting of its Board of Directors held on January 29, 2016, adopted a resolution to carry out a share exchange in which Murata Manufacturing Co., Ltd. would become the sole parent company and the Company would become a wholly-owned subsidiary and entered into a share exchange agreement on the same day.

Our opinion is not qualified in respect of this matter.

Financial Interest

There is no such relation of interests between the Company and this auditing firm or any engagement partner thereof as is required to be stated under the Certified Public Accountant Act of Japan.

- END -

Copy of Independent Auditors’ Audit Report on Non-Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

February 18, 2016

To:	The Board of Directors

Toko, Inc.

Deloitte Touche Tohmatsu LLC

By	Taizo Ando (seal)
Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant

By	Seibei Kyoshima (seal)
Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant

In accordance with the provision of Article 436, paragraph 2, item 1 of the Companies Act of Japan, this auditing firm audited the non-consolidated financial statements, or the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in equity and the notes to non-consolidated financial statements, and their accompanying supplemental schedules for the 75th fiscal year of Toko, Inc. (the “Company”) covering the period from January 1, 2015 to December 31, 2015.

Management’s Responsibility for Non-Consolidated Financial Statements, etc.

The responsibility of the Company’s management is to prepare and present properly these non-consolidated financial statements and their accompanying supplemental schedules in accordance with corporate accounting standards generally accepted in Japan. This includes maintaining and improving internal control considered necessary by management to prepare and present properly these non-consolidated financial statements and their accompanying supplemental schedules free of material misstatement by fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these non-consolidated financial statements and their accompanying supplemental schedules based on our audit conducted. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require us to formulate an audit plan and conduct an audit based thereon to obtain reasonable assurance about whether these non-consolidated financial statements and their accompanying supplemental schedules are free of material misstatement.

In an audit, procedures are taken to obtain audit evidence as to the amounts and disclosures in non-consolidated financial statements and their accompanying supplemental schedules. Audit procedures, on our own judgment, are selected and applied based on our risk assessment of material misstatement in the non-consolidated financial statements and their accompanying supplemental schedules by fraud or error. An audit is not contemplated to express an opinion on the effectiveness of internal control. However, in assessing risk, we assess internal control related to the preparation and proper presentation of these non-consolidated financial statements and their accompanying supplemental schedules to form a plan for adequate audit procedures according to conditions. An audit also includes assessing the accounting policies and methods of application thereof employed by management and estimates made by management, as well as evaluating the overall presentation of these non-consolidated financial statements and their accompanying supplemental schedules.

We believe that our audit provides sufficient and appropriate audit evidence forming a basis for our opinion.

Auditors’ Opinion

This firm is of the opinion that the non-consolidated financial statements and their accompanying supplemental schedules mentioned above present fairly the state of the property and profit and loss of the Company for the period related to the non-consolidated financial statements and their accompanying supplemental schedules in all material respects in conformity with the corporate accounting standards generally accepted in Japan.

Emphasis of Matter

As discussed in the “material subsequent events”, the Company, at the meeting of its Board of Directors held on January 29, 2016, adopted a resolution to carry out a share exchange in which Murata Manufacturing Co., Ltd. would become the sole parent company and the Company would become a wholly-owned subsidiary and entered into a share exchange agreement on the same day.

Our opinion is not qualified in respect of this matter.

Financial Interest

There is no such relation of interests between the Company and this auditing firm or any engagement partner thereof as is required to be stated under the Certified Public Accountant Act of Japan.

- END -

Copy of Audit Report of the Board of Corporate Auditors

AUDIT REPORT

We, the Board of Corporate Auditors of the Company, report upon deliberation based upon the audit report prepared by each Corporate Auditor on the performance by the Directors of their duties during the 75th fiscal year from January 1, 2015 to December 31, 2015, prepared this audit and hereby report as follows:

1. Method of audit by the Corporate Auditors and the Board of Corporate Auditors and the particulars thereof:

(1) The Board of Corporate Auditors determined the audit policy, audit plans, etc., received from each Corporate Auditor reports on the state of his performance of audits and the results thereof, and also received from the Directors, etc. and the independent auditors reports on the state of performance of their duties and demanded their explanations whenever necessary.

(2) Each Corporate Auditor, in accordance with the Corporate Auditors’ audit standards established by the Board of Corporate Auditors and pursuant to the audit policy and audit plans, maintained constant communication with the Directors, the internal audit division and other employees, and the parent company and other parties in an effort to collect information and improve the environment for auditing, and performed audits in the following manners:

(i) We attended meetings of the Board of Directors and other important meetings, received from the Directors and employees, etc. reports on the state of performance of their duties, demanded their explanations whenever necessary, inspected important decision documents, etc., and made investigation into the state of activities and property at the head office and principal business offices of the Company. We also maintained constant communication and exchanged information with the corporate auditors and other parties of the parent company, as well as the directors, etc. of the subsidiaries, and required the subsidiaries to render reports on their business operations whenever necessary.

(ii) With regard to the details of the resolutions of the Board of Directors for establishing systems to secure that the performance by the Directors of their duties, as described in the business report, will comply with laws and ordinances and the Articles of Incorporation and such other systems provided for in Article 100, paragraphs 1 and 3 of the Regulations to Enforce the Companies Act of Japan as necessary to secure the adequacy of business of a corporate group comprised of a joint-stock corporation and its parent company and its subsidiaries, as well as the status of the systems (internal control systems) established pursuant to such resolutions, which are described in the business report, we periodically received from the Directors and employees, etc. reports, demanded their explanations and expressed our opinions whenever necessary, on the state of formulation and operation thereof.

(iii) With regard to the matters to be considered under Article 118, item 5(a) of the Regulations to Enforce the Companies Act and the determination and the reason therefor under item 5(b) of the said article, as described in the business report, we investigated the details thereof by taking into account the developments of deliberation by the Board of Directors, etc.

(iv) We also monitored and verified whether the independent auditors had maintained an independent position and conducted adequate audits, and received from the independent auditors reports on the state of performance of their duties and demanded their explanations whenever necessary. In addition, we received from the independent auditors a notice that the “systems to secure adequate performance of duties” (as listed in the items of Article 131 of the Regulations on Corporate Accounts) had been established in accordance with the “Standard for Quality Control Concerning Audits” (the Accounting Standards Board of Japan, October 28, 2005) and demanded their explanations whenever necessary.

In accordance with such methods, we investigated the business report and its accompanying detailed statements, the non-consolidated financial statements (the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of shareholders’ equity, etc. and the notes to non-consolidated financial statements) and their accompanying supplemental schedules, as well as the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of shareholders’ equity, etc. and the notes to consolidated financial statements), for the fiscal year under review.

2.	Results of audit:

(1)	Results of audit of the business report, etc.:

We are of the opinion:

(i)	That the business report and its accompanying detailed statements present fairly the state of the Company in accordance with laws and ordinances and the Articles of Incorporation;

(ii)	That in connection with the performance by the Directors of their duties, no dishonest act or material fact of violation of laws or ordinances or the Articles of Incorporation exists;

(iii)	That the details of the resolutions of the Board of Directors on internal control systems are proper and that the performance by the Directors of their duties concerning such internal control systems contain nothing to be pointed out; and

(iv)	That with regard to transactions with the parent company, etc., as described in the business report, matters to be considered not to damage the interests of the Company in entering into a transaction and the determination by the Board of Directors as to whether the relevant transaction will damage the interests of the Company or not and the reason therefor contain nothing to be pointed out.

(2)	Results of audit of the non-consolidated financial statements and their accompanying supplemental schedules:

We are of the opinion that the method and results of the audit made by the independent auditors, Deloitte Touche Tohmatsu LLC, are proper.

(3)	Results of audit of the consolidated financial statements:

We are of the opinion that the method and results of the audit made by the independent auditors, Deloitte Touche Tohmatsu LLC, are proper.

February 19, 2016

The Board of Corporate Auditors Toko, Inc.

Motohiko Nakayama (seal)
Full-time Corporate Auditor
(Outside Corporate Auditor)

Eisaku Maruyama (seal)
Corporate Auditor
(Outside Corporate Auditor)

Yosuke Onoda (seal)
Corporate Auditor
(Outside Corporate Auditor)

- END -

Reference Document for the General Meeting of Shareholders

Propositions and References

Proposition No. 1: Appropriation of surpluses

The Company regards return of profits to its shareholders as one of essential measures for the Company’s business. Accordingly the Company has adopted a basic policy for distributing stable dividend on a continuing basis with enhancing internal reserve at the same time to strengthen corporate structure and secure the Company’s earning capacity by taking into consideration of the Company’s consolidated performance.

Considering the Company’s annual performance and business environment, etc. comprehensively, a year-end dividend for this fiscal year is as follows:

1.	Type of dividend asset

Cash

2.	Allocation of dividend assets

3 yen per the Company’s common share

Total amount of payout: 320,088,582 yen

3.	Effective date of dividend of surpluses

March 30, 2016

Proposition No.2: Approval of the share exchange agreement between the Company and Murata Manufacturing Co., Ltd.

The Company and Murata Manufacturing Co., Ltd. (“Murata”) hereby announce that they passed resolutions at their respective board of directors meetings held on January 29, 2016 to carry out a share exchange in which Murata will become the sole parent company and The Company will become the wholly-owned subsidiary (the “Share Exchange”) and that they also entered into a share exchange agreement (the “Share Exchange Agreement”) on the said date.

After the approval for this proposition, Murata will become the sole parent company of the Company on the effective date of the Share Exchange (scheduled for May 1, 2016). In addition the Company will become the wholly-owned subsidiary of Murata and be delisted from the First Section of the Tokyo Stock Exchange (the “TSE”) on April 26, 2016.

1.	Purpose of the Share Exchange

Murata was founded in Nakagyo-ku, Kyoto in 1944 by Akira Murata and reorganized as a stock company (kabushiki kaisha) in 1950. The Murata Group is currently comprised of 103 consolidated subsidiaries and 1 equity method affiliate, and has been contributing to the development of an advanced information society by developing, manufacturing, and selling innovative products under the slogan “Innovator in Electronics®” in an electronics industry where demand is becoming more sophisticated with the times.

Currently, Murata considers the fast-growing portable devices market (smartphones, tablets, etc.) to be its core market, and develops and produces high-function and high value-added parts that are based on materials technology, module technology, and production technology, such as laminated ceramic capacitors and wireless modules, and sells such parts around the world. It is also expanding into new markets, such as production and sale in emerging markets, the automobile market, the environmental and energy market, and the healthcare market, and is in the process of establishing a firm footing in regions where there are burgeoning demand and in business fields with a high barrier to entry.

With regard to its product portfolio, Murata has adopted a so-called “effusion” strategy where it aligns itself with companies that have the technological capabilities and delivery track record that are required for the world’s most advanced markets and absorbs the core technologies in proximate fields, and is continuously creating demand by providing new solutions for customers’ insatiable demands for technological innovation, exemplified by making products that are smaller, more power efficient, and faster.

The Company is also contributing to social development in the electronics industry by continuously creating innovative coils that use its core technologies of magnetic materials and winding technologies. The Company’s products are widely used in audio-visual equipment such as televisions and games, communications equipment such as mobile phones and smartphones, information equipment such as personal computers, and automotive equipment such as car audio systems. In recent years, it has succeeded in the development and mass production of unique coils in advance of other companies, and has achieved the downsizing, energy saving, and slimming of portable devices that use such coils, such as smartphones, earning high praise from key customers around the world. The Company is also pursuing the development of new products and exploring new applications, such as automobile applications.

Under these circumstances, the companies executed the “Capital and Business Alliance Agreement” dated March 22, 2012 and commenced their business alliance so that they could contribute to social development by mutually exploiting their respective strengths and thereby increase the enterprise value of both companies. On February 13, 2013, the companies executed the “Agreement for Enhancement of Capital and Business Alliance”, and as a result of a tender offer, Murata now owns 68,101,995 shares of the Company common stock (62.99% (rounded to the nearest hundredths, and the same shall apply hereinafter to the calculation of the Shareholding Ratio (defined below)) of 108,122,646 shares, which is the total number of outstanding shares as of December 31, 2015 (the “Shareholding Ratio”)).

The companies subsequently enhanced their cooperation by, for example, entering into the “Agreement for the Assignment of Distribution Rights” dated March 25, 2015, which assigned some of the Company’s distribution rights to Murata and its subsidiaries, thereby making it possible to sell the Company’s products using Murata’s global sales capabilities.

However, in the course of promoting cooperation based on the premise that the Company will continue to be a listed company, the synergy that was initially expected has not been fully achieved under the current state where management resources (e.g., sales channels and technological capabilities) are dispersed, and due to intensifying competition and rapid changes in the market environment, Murata determined that there is a need to achieve greater synergy through an integrated operation of the corporate group (e.g., the development of sales channels and joint development in new fields through the cooperation of the companies) in order for the companies to further enhance their core businesses in the medium to long-term and that it is essential to establish a strong cooperative structure that can take full advantage of Murata’s management resources (e.g., sales channels and technological capabilities) in order for the Company to achieve its growth strategy, and that the best course of action to accomplish the foregoing would be for Murata to make the Company its wholly-owned subsidiary, so Murata made a proposal to the Company on August 20, 2015 that the Company become a wholly-owned subsidiary of Murata through a share exchange.

The Company has given serious consideration to how Murata’s proposal can contribute to the Company’s ideal competitive strategy under the current industry trends. The Company has made various attempts to expand its business, primarily through the development of unique coils, but due in part to the rise of Asian manufacturers in the metal alloy market, which is a key market for the Company, the competition it faces against its competitors in the global market is intensifying now more than ever, and customers’ needs are also becoming more varied. In order to survive in this harsh industry environment, the key is to expand its business by swiftly introducing new products to market, and the Company has come to recognize that, in order to further increase the sales of the Company’s state-of-the-art metal alloy products that have a large market share, it is essential to work on further enhancing the competitiveness of its products by utilizing Murata’s comprehensive technological capabilities in a timely manner. The Company has also come to recognize that, in order to implement such new competitive strategy at a faster pace and with certainty, it must promptly maximize business synergy by becoming a wholly-owned subsidiary of its parent company (Murata), effectively utilizing not only the Company’s own resources but also the information regarding technology and production in the possession of the Murata group, and merging the management resources of both companies.

After much sincere discussion regarding the future direction of both companies based on Murata’s proposal to make the Company its wholly-owned subsidiary, Murata and Toko have come to recognize that optimizing the value chain by consolidating the various functions dispersed within their corporate group, achieving operational synergy by avoiding conflicts of interest within their corporate group, and making it possible to distribute management resources and formulate strategy in an optimal manner through an integrated operation of the corporate group will further contribute to increasing the enterprise value of both companies in the future. The companies have concluded that the best course of action for achieving these goals would be for Murata to make the Company its wholly-owned subsidiary and to ensure the flexibility of its organizational management, so they made the decision to enter into the Share Exchange Agreement on January 29, 2016.

2.	Content of the Share Exchange Agreement

The content of the Share Exchange Agreement is as follows:

SHARE EXCHANGE AGREEMENT

This Agreement is dated January 29, 2016

Between

Murata Manufacturing Co., Ltd. (“Murata Manufacturing”) having its main office at 1-10-1 Higashi-Koutari, Nagaokakyo-shi, Kyoto

And

Toko, Inc. (“Toko”) having its main office at 18 Gomigaya, Tsurugashima-shi, Saitama.

Both parties hereby agree as follows:

1.	Share Exchange

Pursuant to the provisions of this Agreement, Murata Manufacturing and Toko shall conduct a share exchange by which Murata Manufacturing will become the sole parent company of Toko and Toko will become a wholly-owned subsidiary of Murata Manufacturing (the “Share Exchange”), and Murata Manufacturing shall acquire all issued and outstanding shares in Toko (excluding the shares already possessed by Murata Manufacturing).

2.	Corporate Names and Addresses of the Parties

The corporate name and addresse of each party shall be as follows:

(a)	Sole Parent Company after the Share Exchange (Murata Manufacturing)

Corporate Name: Murata Manufacturing Co., Ltd.

Address: 1-10-1 Higashi-Koutari, Nagaokakyo-shi, Kyoto

(b)	Wholly-Owned Subsidiary after the Share Exchange (Toko)

Corporate Name: Toko, Inc.

Address: 18 Gomigaya, Tsurugashima-shi, Saitama

3.	Shares to be Delivered in the Share Exchange and Allocation Thereof

3.1	Shares to be Delivered in the Share Exchange

In the Share Exchange, Murata Manufacturing will allocate and deliver shares of its common stock to the shareholders of Toko (excluding Murata Manufacturing, the “Shareholders Subject to Allocation”) stated or recorded in the shareholders register of Toko in exchange for their shares of common stock of Toko at the time immediately before the time at which Murata Manufacturing acquires all issued and outstanding shares in Toko by the Share Exchange (the “Base Time”). The total amount of shares of common stock to be allocated and delivered by Murata Manufacturing through the Share Exchange shall be calculated by multiplying the total number of shares of common stock of Toko that are held by the Shaholders Subject to Allocation by 0.027.

3.2	Allocation of Shares to be Delivered in the Share Exchange

In the Share Exchange, Murata Manufacturing shall allocate to each Shaholders Subject to Allocation, 0.027 shares of its common stock per one share of common stock of Toko held by that Shareholders Subject to Allocation as of the Base Time.

3.3	Treatment of any Fraction of less than One Share

If any shares of Murata Manufacturing’s common stock to be allocated to each Shareholders Subject to Allocation under Clause 3.1 and 3.2 are fractions of less than one share, Murata Manufacturing will treat these pursuant to Article 234 of the Companies Act of Japan (the “Companies Act”) and other related laws and regulations.

4.	Paid-in Capital and Capital Reserve of Murata Manufacturing

The amount of paid-in capital and capital reserve of Murata Manufacturing which will increase through the Share Exchange shall be determined by Murata Manufacturing pursuant to Article 39 of the Company Accounting Regulations of Japan.

5.	Effective Date of the Share Exchange

The Share Exchange shall become effective on May 1, 2016 (the “Effective Date”). Provided, however, that the Effective Date may be changed upon discussion and agreement between Murata Manufacturing and Toko, if such change becomes necessary in order to proceed with the Share Exchange, or for any other reason.

6.	General Meeting of Shareholders to Approve the Share Exchange

6.1	Murata Manufacturing’s General Meeting of Shareholders to Approve the Share Exchange (Simplified Share Exchange)

Pursuant to the main clause of Article 796, paragraph (2) of the Companies Act, Murata Manufacturing shall conduct the Share Exchange, in connection with this Agreement, without obtaining the approval at its general meeting of shareholders set forth in Article 795, paragraph (1) of the Companies Act; provided, however, that if the approval at Murata Manufacturing’s general meeting of shareholders becomes necessary pursuant to Article 796, paragraph (3) of the Companies Act, Murata Manufacturing will hold its general meeting of shareholders by the day before the Effective Date and will obtain the approval for the Agreement and resolutions for other matters necessary to execute the Share Exchange.

6.2	Toko’s General Meeting of Shareholders to Approve the Share Exchange

Pursuant to the provisions of Article 783, paragraph (1) of the Companies Act, Toko shall obtain approval for this Agreement and resolutions for other matters necessary to execute the Share Exchange at its general meeting of shareholders to be held on March 29, 2016.

6.3	Change of Procedures

With regards to the procedures described in Clause 6.1 and 6.2, they may be changed upon discussion and agreement between Murata Manufacturing and Toko, if such change becomes necessary in order to proceed with the Share Exchange, or for any other reason.

7.	Management of Company Assets and Related Matters

Following the conclusion of this Agreement and until the Effective Date, Murata Manufacturing and Toko shall each pursue their respective businesses and conduct the management and operation of their respective assets with due care required of a prudent manager. Except for actions associated with the ordinary business execution of each Murata Manufacturing and Toko, any action that either Murata Manufacturing or Toko desires to take that would have a material effect on the assets or rights and obligations of either party or on the execution of the Share Exchange (including issuance of shares, share warrants and bonds with share warrants and other actions that affect the number of voting rights of all shareholders of each Murata Manufacturing and Toko, but excluding action separately described in this Agreement) shall be taken by such party after obtaining the other party’s prior approval.

8.	Treatment of Bonds with Share Warrants

Even after the execution of this Agreement, Murata Manufacturing shall continue holding the Toko, Inc. Series VI Unsecured Convertible Bond-type Bonds with Share Warrants held by Murata Manufacturing as of the execution date of the Agreement as bonds with share warrants, and Toko shall redeem them all at once on April 8, 2016 (i.e. the maturity date) before the Effective Date.

9.	Cancellation of Treasury Stock

Toko shall cancel all of its treasury stock (including shares repurchased from Toko’s dissenting shareholders who exercised the appraisal rights in accordance with the provisions of Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) that it owns as of the time immediately before the Base Time, in accordance with laws and regulations, pursuant to a resolution by a meeting of its board of directors to be held by the day before the Effective Date, as of the time immediately before the Base Time after such repurchases of shares in connection with the appraisal rights become effecitive.

10.	Change of Conditions to the Share Exchange and Termination of this Agreement

Murata Manufacturing and Toko may agree to change the conditions of the Share Exchange or any other terms of this Agreement or terminate this Agreement upon discussion and agreement between between Murata Manufacturing and Toko, if, following the conclusion of this Agreement and until the Effective Date (i) a material change in the financial or management condition of either Murata Manufacturing or Toko occurs due to natural disaster or other reasons, (ii) circumstances constituting a material impediment to the implementation of the Share Exchange occur, or (iii) the objective of this Agreement becomes difficult to attain.

11.	Expiration of this Agreement

This Agreement shall become invalid if (i) Murata Manufacturing is unable to obtain a resolution approving the Agreement at its general meeting of shareholders under the conditional clause of Clause 6.1 in the event the approval becomes necessary as set forth in Article 796, paragraph (3) of the Companies Act, (ii) Toko is unable to obtain a resolution approving the Agreement at its general meeting of shareholders under Clause 6.2, or (iii) consents or permissions and authorizations, etc. of the relevant authorities necessary to implement the Agreement are not obtained.

12.	Matters to be Discussed

In addition to matters provided for in this Agreement, any other matters necessary to execute the Share Exchange and treatment of Agreement for Enhancement of the Capital and Business Alliance Agreement between Murata Manufacturing and Toko dated February 13, 2013 (as amended by Amendment Agreement for Enhancement of the Capital and Business Alliance Agreement dated February 13, 2014) after the Effective Date shall be discussed and agreed by Murata Manufacturing and Toko, in accordance with the purpose of this Agreement.

13.	Governing Law and Jurisdiction

This Agreement and disputes in connection with the Agreement shall be governed by, and construed in accordance with, the laws of Japan. The court with exclusive first-instance jurisdiction over any and all disputes in connection with this Agreement shall be the Kyoto District Court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two originals and each party has retained one original hereof.

Murata Manufacturing:

1-10-1 Higashi-Koutari, Nagaokakyo-shi, Kyoto

Murata Manufacturing Co., Ltd.

Tsuneo Murata, President & Representative Director (seal)

Toko:

18 Gomigaya, Tsurugashima-shi, Saitama

Toko, Inc.

Kiminori Yamauchi, President & Representative Director (seal)

3.	Outline of matters listed in the items of Article 184, paragraph 1 of the Regulations to Enforce the Companies Act (excluding item 5 and 6)

1	Matters concerning the appropriateness of the consideration for the Share Exchange

(1)	Terms of allotment in connection with the Share Exchange

Name of company	Murata (sole parent company upon share exchange)	The Company (wholly-owned subsidiary upon share exchange)
Allotment ratio for the Share Exchange	1	0.027
Number of shares to be delivered through the Share Exchange	Murata common stock: 1,042,043 shares (scheduled)

(Note 1)	Share allotment ratio

For each share of the Company common stock, 0.027 shares of Murata common stock will be allotted and delivered. However, no share will be allotted through the Share Exchange for the 68,101,995 shares of the Company common stock owned by Murata (as of January 29, 2016).

(Note 2)	Number of Murata shares to be delivered through the Share Exchange

Number of Murata common stock to be delivered through the Share Exchange: 1,042,043 shares (scheduled)

At the time of the Share Exchange, Murata will allot and deliver the number of Murata common stock that is calculated based on the allotment ratio in the table above to the Company shareholders (excluding Murata) as of immediately prior to the time that Murata acquires all outstanding shares of the Company (excluding the Company common stock owned by Murata) through the Share Exchange (the “Reference Time”) in exchange for the Company common stock owned by such shareholders. Murata plans to use its treasury shares for all of the shares that it will be delivering, and Murata does not plan to issue any new shares when making the allotment in connection with the Share Exchange. Immediately prior to the Reference Time, Toko plans to retire its treasury shares and all of its treasury shares that it will own by the time immediately prior to the Reference Time (including the treasury shares that are acquired based on the share buyback demand made by dissenting shareholders under Article 785 of the Companies Act that is exercised with regard to the Share Exchange) through a resolution of a board of directors meeting that is held no later than the day before the effective date of the Share Exchange.

The number of shares to be allotted and delivered through the Share Exchange may change in the future due to the acquisition or retirement of treasury shares by the Company.

(Note 3)	Treatment of shares of less than one unit

As a result of the Share Exchange, there is expected to be shareholders who will newly own Murata shares of less than one unit (i.e., less than 100 shares). In particular, the Company shareholders who own less than 3,704 shares of Toko stock are expected to only own Murata shares of less than one unit and will not be able to sell such shares on an exchange market. The shareholders who will own Murata shares of less than one unit may take advantage of the policies below regarding Murata stock:

(i)	Buyback of shares of less than one unit (sale of less than 100 shares)

This is a policy where, pursuant to the provisions of Article 192, paragraph (1) of the Companies Act, shareholders who own Murata shares of less than one unit can make a demand on Murata to purchase such shares of less than one unit, and the shareholders can sell such shares to Murata.

(ii)	Additional purchase of shares of less than one unit (purchase that will increase the number of shares owned to 100 shares)

This is a policy where, pursuant to the provisions of Article 194, paragraph (1) of the Companies Act and Murata’s articles of incorporation, shareholders who own Murata shares of less than one unit can make a demand on Murata to sell to them the number of shares of common stock that, together with the number of shares of less than one unit that they currently own, will make up one unit (100 shares), and the shareholders can purchase such additional shares.

(Note 4)	Treatment of any fraction of less than one share

With respect to the Company shareholders who will receive an allotment and delivery of fractions of less than one share of Murata common stock at the time of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations, Murata will sell the number of Murata shares equal to the sum of such fractions (any fraction of less than one share in the sum will be rounded down) and deliver the proceeds of the sale to such shareholders in proportion to such fractions.

(2)	Basis and reasons for the terms of allotment

To ensure fairness and reasonableness when calculating the share allotment ratio in Section (1) above (“Terms of allotment in connection with the Share Exchange”) that will be used in the Share Exchange (the “Share Exchange Ratio”), Murata appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its third-party appraiser and Baker & McKenzie as its legal advisor, while the Company appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its third-party appraiser and TMI Associates as its legal advisor.

Murata carefully discussed and considered the valuation report on the share exchange ratio that it received from its third-party appraiser (Nomura Securities) on January 28, 2016 and the advice that it received from Baker & McKenzie, and decided that the Share Exchange Ratio is reasonable and will not harm the interests of Murata and the Company shareholders, so it has decided that it would be reasonable to carry out the Share Exchange according to the Share Exchange Ratio.

The Company carefully discussed and considered the valuation report on the share exchange ratio that it received from its third-party appraiser (Mizuho Securities) on January 28, 2016, the advice that it received from TMI Associates, the opinion letter that it received on January 29, 2016 from Eisaku Maruyama, an outside auditor of the Company who does not have any interest with the controlling shareholder (Murata) and is registered with the TSE as an independent officer, which found that the Company’s decision regarding the Share Exchange will not be disadvantageous to the Company’s minority shareholders, and the results of the due diligence conducted on Murata. As a result, the Company decided that the Share Exchange Ratio is at a reasonable level because, out of the calculation results of the Share Exchange Ratio that were received from Mizuho Securities, it falls within the calculation range under the market share price method and the discounted cash flow method (the “DCF Method”) and exceeds the upper limit of the calculation range under the comparable peer company method, and also will not be disadvantageous to the Company’s minority shareholders, so it has decided that it would be reasonable to carry out the Share Exchange according to the Share Exchange Ratio.

As described above, Murata and the Company have held many negotiations and discussions after carefully considering the results of the due diligence conducted by each company on the other company and considering various factors such as the companies’ financial conditions, business performance trends, and share price trends, etc. while referring to the calculation results of the share exchange ratio and advice that they received from their respective third-party appraisers as well as the advice that they received from their respective legal advisors, and as a result, they have determined that the Share Exchange Ratio is reasonable and will not harm the interests of their respective shareholders, so based on the resolutions of the board of directors meetings of Murata and the Company that were held today, they have decided to enter into the Share Exchange Agreement to carry out the Share Exchange according to the Share Exchange Ratio.

The Share Exchange Ratio may be changed upon discussion between the companies if there is any material change in the various conditions that form the basis of its calculation.

(3)	Matters regarding calculation

Nomura Securities performed its calculation with regard to Murata using the average market share price method because Murata is listed on the TSE and has a market share price (using January 27, 2016 as the calculation reference date, the closing price on the calculation reference date, the average closing price for the one-week period from January 21, 2016 to the calculation reference date, the average closing price for the one-month period from December 28, 2015 to the calculation reference date, the average closing price for the three-month period from October 28, 2015 to the calculation reference date, and the average closing price for the six-month period from July 28, 2015 to the calculation reference date).

Nomura Securities performed its calculation with regard to the Company using the average market share price method because the Company is listed on the TSE and has a market share price (using January 27, 2016 as the calculation reference date, the closing price on the calculation reference date, the average closing price for the one-week period from January 21, 2016 to the calculation reference date, the average closing price for the one-month period from December 28, 2015 to the calculation reference date, the average closing price for the three-month period from October 28, 2015 to the calculation reference date, and the average closing price for the six-month period from July 28, 2015 to the calculation reference date) and also the DCF Method so that future business activities are reflected in the valuation.

Assuming that the per-share value of Murata stock is 1, the range of values per the Company share under each valuation method are as follows:

Method used	Calculation results of the share exchange ratio
Average market share price method	0.020 ~ 0.026
DCF method	0.025 ~ 0.030

Nomura Securities calculated the share exchange ratio above by using the information received from both companies as well as publicly-available information and by assuming that all of these materials and information were accurate and complete, and it did not independently verify their accuracy or completeness. It also did not independently perform a valuation, appraisal, or assessment of the assets and liabilities (including contingent liabilities) of Murata, the Company, and their related companies, including analysis and valuation of individual assets and liabilities, and also did not ask any third-party entity to perform such appraisal or assessment. The calculation of the share exchange ratio by Nomura Securities reflects the information and economic conditions up to January 27, 2016, and it assumed that the financial projections for the Company have been reasonably considered or prepared by the management of both companies based on the best projections and decisions that can be obtained at this time.

The Company’s future financial outlook that was used by Nomura Securities as the basis for its calculation under the DCF Method includes a fiscal year in which a significant increase or decrease in profits is anticipated. In particular, a significant decrease in current net profits is anticipated in the fiscal year ending December 2016 due to the impact of the extraordinary income from the capital gains from the sale of distribution rights that was posted in the fiscal year ended December 2015.

Mizuho Securities performed its calculation with regard to Murata using the market share price method because Murata is listed on the TSE and has a market share price. The market share price method used January 28, 2016 as the calculation reference date and used the closing price of Murata common stock on the TSE on the calculation reference date and the simple average of the closing price in the one-month, three-month, and six-month periods preceding the calculation reference date. Mizuho Securities performed its calculation with regard to the Company using the market share price method because the Company is listed on the TSE and has a market share price, the comparable peer company method because there are multiple publicly-listed companies that are engaged in a business that is relatively similar to that of the Company and it is possible to estimate the share value through a comparison with peer companies, and also the DCF Method so that future business activities are reflected in the valuation. The market share price method used January 28, 2016 as the calculation reference date and used the closing price of the Company common stock on the TSE on the calculation reference date and the simple average of the closing price in the one-month, three-month, and six-month periods preceding the calculation reference date. Under the comparable peer company method, TDK Corporation, Murata, Taiyo Yuden Co., Ltd., Sumida Corporation, and Tamura Corporation were selected as comparable publicly-listed companies determined to be similar to the Company and the calculation was performed using the EBITDA multiple (EV/EBITDA ratio) and the P/E ratio. Under the DCF Method, the enterprise value and share value were appraised by taking the future cash flow under the financial projections prepared by the Company for the period between the fiscal year ending December 2016 and the fiscal year ending December 2018 and discounting it to the present value at a certain discount rate. A discount rate of between 7.70% and 8.70% was used, the perpetuity growth method and the multiple method were used to calculate the terminal value, the perpetuity growth method used a perpetuity growth rate of between -0.5% and 0.5%, and the multiple method used an

EBITDA multiple of between 4.0 and 5.0. The financial projections on which the calculation was based include a fiscal year in which a significant increase or decrease in profits is anticipated. In particular, a significant decrease in current net profits is anticipated in the fiscal year ending December 2016 due to the impact of the extraordinary income from the capital gains from the sale of distribution rights that was posted in the fiscal year ended December 2015. Also, in the fiscal year ending December 2017, operating profits are expected to be JPY 4,100,000,000, and ordinary profits and current net profits are also expected to increase by over 30% year-on-year due to the impact of steady growth in revenue from the increase in sales of key products and improvement in the product lineup. These financial projections do not assume that the Share Exchange will be carried out.

Assuming that the per-share value of Murata stock is 1, the range of values per the Company share under each valuation method are as follows:

Method used	Calculation results of the share exchange ratio
Market share price method	0.020 ~ 0.028
Comparable peer company method	0.010 ~ 0.022
DCF method	0.016 ~ 0.031

Mizuho Securities calculated the share exchange ratio by using the information received from both companies as well as publicly-available information (as a general rule, using such information in the manner they were received) and by assuming that all of these materials and information that it used were accurate and complete and that there are no facts that may have a material impact on the calculation of the share exchange ratio and were not disclosed to Mizuho Securities, and it did not independently verify their accuracy or completeness. Its calculation is also based on the premise that it did not independently perform a valuation or assessment of the assets and liabilities (including contingent liabilities) of both companies and their subsidiaries and affiliates. Its calculation is also based on the premise that the business outlook and financial projections for the Company were reasonably prepared and created by the Company’s management based on the best projections and decisions that can be obtained at this time. The calculation results of the share exchange ratio submitted by Mizuho Securities do not express any opinion with regard to the fairness of the share exchange ratio for the Share Exchange.

(4)	Matters concerning the appropriateness of the determination of the amount of paid-in capital and capital reserve of Murata Manufacturing

The Share Exchange Agreement provides that the amount of paid-in capital and capital reserve of Murata Manufacturing which will increase through the Share Exchange shall be determined by Murata Manufacturing pursuant to Article 39 of the Company Accounting Regulations of Japan.

The Company believes that this provision is proper because it is compliant with the Company Accounting Regulations and fair accounting standards of Japan.

(5)	Matters to consider in order not to be disadvantageous to the Company’s minority shareholders

a.	Measures to ensure fairness

Due to the fact that Murata is already a parent company of the Company that owns 62.99% of its total outstanding shares, the companies have determined that there is a need to ensure the fairness of the Share Exchange and have taken the following measures to ensure fairness:

(i)	Obtaining valuation reports on share exchange ratio from independent third-party appraisers

Murata hired Nomura Securities, a third-party appraiser that is independent from Murata and the Company, and received a valuation report on share exchange ratio on January 28, 2016. For a summary of this valuation report, please see Section (3) above (“Matters regarding calculation”).

The Company hired Mizuho Securities, a third-party appraiser that is independent from Murata and the Company, and received a valuation report on share exchange ratio on January 28, 2016. For a summary of this valuation report, please see Section (3) above (“Matters regarding calculation”).

Neither Murata nor the Company has received a fairness opinion from their respective third-party appraisers stating that the Share Exchange Ratio is reasonable or fair from a financial perspective.

(ii)	Advice from independent law firms

Murata has appointed Baker & McKenzie and the Company has appointed TMI Associates as their respective legal advisors for the Share Exchange, and each has received legal advice regarding the various procedures for the Share Exchange and the decision-making method and process of the board of directors. Both Baker & McKenzie and TMI Associates are independent from Murata and the Company and do not have any significant interests with the companies.

b.	Measures to avoid conflicts of interest

Murata already owns 68,101 voting rights in the Company (64.19% (rounded to the nearest hundredths) of 106,087 voting rights held by all shareholders as of December 31, 2015) and the Company is a consolidated subsidiary of Murata, so in addition to taking the measures in paragraph a. above, the following measures have been taken to avoid any conflicts of interest:

(i)	Approval of all disinterested the Company directors and the opinion of all disinterested the Company auditors that they have no objections

Among the Company’s directors, Yoshito Takemura also serves as a Director and Senior Vice President of Murata and there is some possibility of a conflict of interest with the Company, so in order to ensure the fairness of the Company’s decision-making and to avoid a conflict of interest, he did not participate in the deliberations and resolution at the Company’s board of directors meeting that was held today and at which a resolution was passed for the execution of the Share Exchange Agreement (the “Board of Directors Meeting”) and also did not participate in the discussion and negotiation with Murata regarding the Share Exchange.

The Board of Directors Meeting was attended by 4 the Company directors (excluding Yoshito Takemura, who did not participate in the deliberations and resolution of the Board of Directors Meeting) and all 3 the Company auditors, the abovementioned resolution was passed unanimously by the directors who were present, and each of the auditors who were present stated that he or she does not have any objections against the abovementioned resolution.

(ii)	The Company obtaining an opinion from a disinterested third party

To resolve any conflicts of interest with regard to the Share Exchange and to ensure the fairness and transparency of the Share Exchange, when the Company’s board of directors was considering the Share Exchange, it asked Eisaku Maruyama, an outside auditor of the Company who does not have any interest with Murata and is registered with the TSE as an independent officer, to consider the following issues pursuant to the rules established by the TSE: (a) the reasonableness of the purpose of the Share Exchange, (b) the fairness of the procedures for the negotiation process of the Share Exchange, (c) the fairness of the Share Exchange Ratio, and (d) whether or not the Share Exchange will be disadvantageous to the Company’s minority shareholders.

When Eisaku Maruyama was considering these issues, he (i) received an explanation from the Company regarding the purpose of the Share Exchange, the background leading to the Share Exchange, the Company’s business performance and enterprise value, and the negotiations and decision process for the various terms of the Share Exchange including the share exchange ratio, (ii) received an explanation from Mizuho Securities regarding the valuation of the share exchange ratio for the Share Exchange, and (iii) received an explanation from TMI Associates regarding the decision-making method and process of the Company’s board of directors regarding the Share Exchange. After carefully considering the explanation received from the abovementioned parties as well as the valuation report on the share exchange ratio prepared by Mizuho Securities and other various materials relating to the Share Exchange, Mr. Maruyama submitted to the Company’s board of directors meeting an opinion letter dated January 29,

2016 stating the following: (a) he considers the purpose of the Share Exchange to be reasonable based on the fact that the purpose is to optimize the value chain by consolidating the various functions dispersed within Murata’s corporate group, achieve operational synergy by avoiding conflicts of interest within the corporate group, and make it possible to distribute management resources and formulate strategy in an optimal manner through an integrated operation of the corporate group by making the Company a wholly-owned subsidiary of Murata, thereby increasing the enterprise value of both companies; (b) he considers the procedures for the negotiation process of the Share Exchange to be transparent and fair based on the fact that, with regard to the Share Exchange, the Company received a valuation report on the share exchange ratio from Mizuho Securities (an independent third-party appraiser), received the advice of independent outside professionals regarding the various procedures for the Share Exchange and the decision-making method and process of the board of directors, and have also taken measures to avoid any conflicts of interest; (c) he considers the Share Exchange Ratio to be fair based on the fact that he did not find anything unreasonable with the method and process used by the independent third-party appraiser to calculate the exchange ratio and the Company discussed and negotiated the Share Exchange Ratio based on such calculation results; and (d) taking into consideration each of the facts in (a) through (c) above, he finds that the Company’s decision regarding the Share Exchange will not be disadvantageous to the Company’s minority shareholders.

2	Referential matters concerning the consideration for the Share Exchange

(1)	Provisions in the Articles of Incorporation of Murata

The Articles of Incorporation of Murata is available at the Web page of the Company (http://www.toko.co.jp/investors/jp/stockholder.html) pursuant to the laws and Article 15 of the Company’s Articles of Incorporation.

(2)	Matters concerning measures to realize the consideration for the Share Exchange

a.	Market where the consideration for the Share Exchange is listed

Murata shares are listed on the First Section of the TSE.

b.	Intermediary, brokerage or agency of the consideration for the Share Exchange

The Murata common stock is subject to the intermediary or brokerage service by financial instruments business operators (including securities companies), etc. of the country.

c.	Restriction against transfer or other type of disposition of the consideration for the Share Exchange

Not applicable.

(3)	Matters concerning market price of consideration for the Share Exchange

The average closing prices for the one-month, three-month and six-month period of the market price for Murata common stock, using January 29, 2016 as the reference date, are as follows:

One-month period	Three-month period	Six-month period
¥15,202	¥17,522	¥17,075

For the most recent market price, etc. for Murata common stock on the TSE, see the Web site of the TSE (http://www.jpx.co.jp/), etc.

(4)	Content of each Balance Sheet of Murata during the fiscal years whose closing days fell within the preceding five years

Intentionally omitted, because Murata carries out submission of Annual Securities Report in compliance with the provisions of Article 24, paragraph 1 of the Financial Instrument and Exchange Act of Japan.

3	Matters concerning the appropriateness of the determination of share warrants in relation to the Share Exchange

Not applicable.

4	Matters concerning the financial statements of the sole parent company

(i)	Content of the financial statements for the most recent fiscal year (ended March, 2015) of Murata

The content of the financial statements of Murata for the most recent fiscal year (ended March, 2015) is available at the Company’s Web site (http://www.toko.co.jp/investors/jp/stockholder.html) pursuant to the provisions of the laws and Article 15 of the Articles of Incorporation of the Company.

(ii)	Content of the temporary financial statements as of the temporary account closing day after the closing day of the most recent fiscal year of Murata

Not Applicable.

(iii)	Material disposition of assets, material owing of debts or other matters having material effects on corporate assets arising after the closing date of the most recent fiscal year of Murata

Not Applicable.

5	Matters concerning the financial statements of the wholly-owned subsidiary

Not applicable.

Proposition No.3: Election of five (5) Directors

As the term of office of all the five (5) Directors will expire at the end of this Ordinary General Meeting of Shareholders, it is proposed that five (5) Directors be elected.

The candidates for Directors are as follows:

Candidates for Directors

Candidate No.	Name of Candidate (Birthdate)	Brief Personal History, Positions and Significant Concurrent Positions		Shares of the Company Owned
1	Kiminori Yamauchi (April 4, 1949)	Apr 1973	Entered Murata Manufacturing Co., Ltd (“Murata”)	0 share
		Jun 2003	Assumed the position of General Manager of EMI Product Department of Murata
		Feb 2005	Assumed the position of General Manager of EMI Filter Division, Components Business Unit of Murata
		Jul 2008	Assumed the position of Executive Officer and Deputy Chief General Manager of Components Business Unit of Murata
		Jul 2009	Assumed the position of Managing Executive Officer and Chief General Manager of Components Business Unit of Murata
		Jul 2012	Assumed the position of Permanent Adviser of Murata
		May 2014	Assumed the position of CEO and Representative Director of the Company (present)
2	Etsuo Hayakawa (November 28, 1962)	Apr 1985	Entered the Company	16,934 shares
		Jun 2009	Assumed the position of Chief of Product Development Center of the Company

Candidate No.	Name of Candidate (Birthdate)	Brief Personal History, Positions and Significant Concurrent Positions		Shares of the Company Owned
		Aug 2010	Assumed the position of Executive Officer and General Manager of Power Business of the Company
		Mar 2012	Assumed the position of Director, Executive Officer and General Manager of Power Business in charger of Research and Development Center of the Company
		Mar 2014	Assumed the position of Director, Senior Executive Officer and Chief General Manager in charger of Research and Development Center of the Company
		Mar 2015	Assumed the position of Director, Managing Executive Officer and Chief General Manager (present)
3	Toshikazu Sasaki (December 6, 1959)	Mar 1983	Entered Fukui Murata Manufacturing Co., Ltd.	0 share
		Jan 2008	Assumed the position of Planning Manager of EMI Filter Division, Components Business Unit of Murata
		May 2012	Assumed the position of Executive Officer of the Company
		May 2014	Assumed the position of Director, Executive Officer and Deputy Chief General Manager in charge of Quality Assurance Center of the Company
		Mar 2015	Assumed the position of Director, Managing Executive Officer and Deputy Chief General Manager (present)
4	Yasunori Taguchi (August 17, 1962)	Apr 1985	Entered the Company	34,398 shares

Candidate No.	Name of Candidate (Birthdate)	Brief Personal History, Positions and Significant Concurrent Positions		Shares of the Company Owned
		Apr 2005	Assumed the position of Accounting Manager of Accounting Center of the Company
		Jun 2009	Assumed the position of Chief of Accounting Center of the Company
		Jan 2012	Assumed the position of Executive Officer and Chief of Accounting Center of the Company
		Jan 2014	Assumed the position of Executive Officer, Deputy Chief General Manager of Administrative Department, and Chief of Accounting Center of the Company
		Mar 2015	Assumed the position of Director, Executive Officer and Chief General Manager of Administrative Department of the Company (present)
5	Yoshito Takemura (January 23, 1957)	Apr 1981	Entered Murata Manufacturing Co., Ltd.	0 share
		Jun 2003	Assigned as General Manager of Finance Department of Murata Manufacturing Co., Ltd.
		Jul 2009	Assumed the position of President of Murata (China)Investment Co., Ltd.
		Jul 2012	Assumed the position of Vice President of Murata Manufacturing Co., Ltd. Assumed the position of General Manager of Administration Group of Murata Manufacturing Co., Ltd.

Candidate No.	Name of Candidate (Birthdate)	Brief Personal History, Positions and Significant Concurrent Positions		Shares of the Company Owned
		Jun 2013	Assumed the position of Director of Murata Manufacturing Co., Ltd.
		Jul 2013	Assumed the position of Director, Executive Officer and General Manager of Accounting, Finance & Corporate Planning Group of Murata Manufacturing Co., Ltd.
		May 2014	Assumed the position of Director of the Company (present)
		Jun 2015	Assumed the position of Director, Senior Executive Officer and General Manager of Accounting, Finance & Corporate Planning Group of Murata Manufacturing Co., Ltd. (present)

Notes:	1.	There are no special interest between the Company and any of the candidate for Director.
	2.	Murata Manufacturing Co., Ltd. is the parent company of the Company, and the position and responsibilities at the parent company of candidates who are the parent company’s executives and those of candidates who were the parent company’s executives in the past 5 years are stated in the above chart.
	3.	The Company has entered into an liability limitation agreement with Mr. Yoshito Takemura to the effect that the liability shall be restricted to the minimum liability amount stipulated in Article 425, paragraph 1 of the Companies Act in accordance with Article 427, paragraph 1 of the Companies Act. If Mr. Eisaku Maruyama is elected as proposed, the Company will continue the above liability limitation agreement with him.
	4.	Reasons why it is not appropriate to have Outside Directors:

The Company passed a resolution at its board of directors meetings held on January 29, 2016 to carry out a share exchange in which Murata Manufacturing Co., Ltd. (“Murata”) will become the sole parent company and the Company will become the wholly-owned subsidiary (the “Share Exchange”) and that the Company also entered into a share exchange agreement with Murata on the same day.

If Proposition No.2 (Approval of the share exchange agreement between the Company and Murata Manufacturing Co., Ltd.) is approved, on the effective date of the Share Exchange (scheduled for May 1, 2016), the Murata will become the sole parent company and the Company will become the wholly-owned subsidiary, whereby the Company’s common stock is scheduled to be delisted from the First Section of the TSE on April 26, 2016.

Given the above circumstances, for nomination of candidates for directors, it would be best for the Company to establish the organization structure enabling prompt management decision together with Murata by assuming the Company will become the wholly-owned subsidiary. Accordingly, the Company determined that it would not be necessarily appropriate to have Outside Directors with a limited short term until the Company will become the wholly-owned subsidiary in light of role and responsibility required by Outside Directors, and that it does not have Outside Directors pursuant to the Companies Act.

Proposition No.4: Election of one (1) Corporate Auditor

As the term of office of the Corporate Auditor, Eisaku Maruyama, will expire at the end of this Ordinary General Meeting of Shareholders, it is proposed that one (1) corporate auditor be elected.

The Board of Corporate Auditors consents to this proposition.

The candidate for Corporate Auditor is as follows:

Candidate for Corporate Auditor

Name of Candidate (Birthdate)		Brief Personal History, Positions and Significant Concurrent Positions	Shares of the Company Owned
Eisaku Maruyama (July 9, 1953)	Apr 1997	Assumed the position of General Manager of Osaka Business Development of The Dai-ichi Life Insurance Mutual Company (the “Dai-ichi”)	0 share
	Apr 1999	Assumed the position of Chief General Manager of Dai-ichi
	Jul 2001	Assumed the position of Director and Chief General Manager of Dai-ichi
	Apr 2002	Assumed the position of Director and Chief General Manager of Sales in East Japan of Dai-ichi
	Apr 2004	Assumed the position of Managing Director and Chief General Manager of Sales in East Japan of Dai-ichi

Name of Candidate (Birthdate)		Brief Personal History, Positions and Significant Concurrent Positions	Shares of the Company Owned
	Jul 2004	Assumed the position of Managing Executive Officer and Chief General Manager of Sales in East Japan of Dai-ichi
	Apr 2005	Assumed the position of Managing Executive Officer of Dai-ichi
	Jun 2008	Assumed the position of Outside Corporate Auditor of the Company (present)
	Jun 2009	Assumed the position of President and Representative Director of Nippon Bussan Corporation
	Apr 2015	Assumed the position of Chairman and Representative Director of Dai-ichi Life business services Co., Ltd. (present)
(Significant Concurrent Positions) Chairman and Representative Director of Dai-ichi Life business services Co., Ltd.

Notes:	1.	There are no special interest between the Company and the candidate for Corporate Auditor.
	2.	The candidate is a candidate for Outside Corporate Auditor.
	3.	Mr. Eisaku Maruyama is nominated as candidate for Outside Corporate Auditor in the hope that he will be able to utilize his knowledge and experience that have been developed in financial institution for a long time for auditing the management of the Company.
	4.	The Company has entered into an liability limitation agreement with him to the effect that the liability shall be restricted to the minimum liability amount stipulated in Article 425, paragraph 1 of the Companies Act in accordance with Article 427, paragraph 1 of the Companies Act. If Mr. Eisaku Maruyama is elected as proposed, the Company will continue the above liability limitation agreement with him.
	5.	Mr. Eisaku Maruyama was notified as Independent Auditor to the TSE.

-END-

Guide to the Venue for the General Meeting of Shareholders

Place:	Korin-no-ma, 2F, Kawagoe Tobu Hotel,
29-1, Wakita-cho, Kawagoe shi, Saitama

Access:	JR Kawagoe Line Tobu Tojo Line	Kawagoe Station: 5-minute walk from the east exit from the station

	Seibu Shinjuku Line	Honkawagoe: 8-minute walk from the station